EXHIBIT 12


                        TRANSAMERICA FINANCE CORPORATION
                       SUPPLEMENTARY FINANCIAL INFORMATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN MILLIONS)

                                                                         YEARS ENDED DECEMBER 31,
                                                     ----------------------------------------------------------------
                                                         2001          2000         1999         1998         1997
                                                         ----          ----         ----         ----         ----
Fixed charges:
  Interest and debt expense......................    $     443.6   $     604.0  $     456.2  $     382.2  $     354.4
  One-third of rent expense......................           26.1          26.8         27.7         27.5         26.5
                                                     -----------   -----------  -----------  -----------  -----------
                                                     $     469.7   $     630.8  $     483.9  $     409.7  $     380.9
                                                     ===========   ===========  ===========  ===========  ===========

Earnings:
  Net income before income taxes and cumulative
    effect of accounting change(1)...............    $      98.6   $      51.8  $     313.2  $     305.7  $     233.1
  Fixed charges..................................          469.7         630.8        483.9        409.7        380.9
                                                     -----------   -----------  -----------  -----------  -----------
                                                     $     568.3   $     682.6  $     797.1  $     715.4  $     614.0
                                                     ===========   ===========  ===========  ===========  ===========

Ratio of earnings to fixed charges...............           1.21          1.08         1.65         1.75         1.61

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1)   The ratios were computed by dividing net income before income taxes, the cumulative effect of accounting change, and fixed charges, by fixed charges. Fixed charges consist of interest and debt expense and one-third of rent expense, which approximates the interest factor. Net income for 1997 excludes income from the consumer lending operation of $161.8 million, which was accounted for as a discontinued operation.

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